                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  RENEX CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                  RENEX CORP.
                         201 ALHAMBRA CIRCLE, SUITE 800
                          CORAL GABLES, FLORIDA 33134

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 30, 1999

                             ---------------------

To the Stockholders of Renex Corp.

     NOTICE is hereby given that the Annual Meeting of Stockholders of Renex Corp., a Florida corporation (the "Company") will be held at the Coral Gables Hyatt, 50 Alhambra Plaza, Coral Gables, Florida 33134, on Wednesday, June 30, 1999 at 10:00 A.M., for the following purposes:

          1. To elect three (3) Class III directors, each for a term of three
     (3) years.

          2. To act upon a proposal to adopt an amendment to the Company's Director Stock Option Plan.

          3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only stockholders of record at the close of business on May 4, 1999 shall be entitled to receive notice of, and to vote at, the Annual Meeting, or any postponements or adjournments thereof. A complete list of the stockholders entitled to vote at the Annual Meeting will be available for inspection by stockholders at the Annual Meeting.

     Whether or not you expect to attend the Annual Meeting, please vote, date, sign, and return the enclosed proxy as promptly as possible to assure representation of your shares at the meeting. You may revoke your proxy at any time prior to its exercise by written notice to the Company prior to the Annual Meeting, or by attending the Annual Meeting in person and voting.

                                           By Order of the Board of Directors

                                           MARK D. WALLACE,
                                           Secretary

Coral Gables, Florida
Dated: May 7, 1999

YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                  RENEX CORP.
                         201 ALHAMBRA CIRCLE, SUITE 800
                          CORAL GABLES, FLORIDA 33134

                             ---------------------

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 30, 1999

     This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are being furnished to stockholders of Renex Corp., a Florida corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company's 1999 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 A.M., local time, on June 30, 1999 at the Coral Gables Hyatt, 50 Alhambra Plaza, Coral Gables, Florida, and at any and all postponements or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting.

     This Proxy Statement, Notice of Annual Meeting, and the accompanying Proxy Card are first being mailed to stockholders on or about May 7, 1999 to all stockholders of record as of May 4, 1999. At the annual meeting, stockholders will be asked to elect three Class III directors, approve an amendment to the Director Stock Option Plan and to vote on such other matters as may properly come before the Annual Meeting.

     Because many of the Company's stockholders are unable to attend the Annual Meeting in person, the Board of Directors solicits proxies by mail to give each stockholder an opportunity to vote on all matters that will come before the Annual Meeting. Stockholders are urged to:

          1. Read this Proxy Statement carefully;

          2. Specify their choice on each matter by marking the appropriate box on the enclosed Proxy Card; and

          3. Sign, date and return the Proxy Card in the enclosed envelope.

     If Proxy Cards are returned properly signed, the shares represented thereby will be voted by the persons named in the Proxy Card, or their substitute, in accordance with the stockholder's directions. If the Proxy Card is signed and returned without instructions marked on it, it will be voted FOR the nominees for Class III directors listed on the Proxy, FOR the amendment to the Director Stock Option Plan and as recommended by the Board of Directors with respect to any other matters which may properly come before the Annual Meeting. A stockholder must return a signed Proxy Card to permit the proxy holders to vote the shares owned by such stockholder.

     A stockholder granting a proxy may revoke it at any time prior to the Annual Meeting by giving written notice of its revocation to the Company, by submission of another duly executed proxy dated after the Proxy Card to be revoked, or by attending the Annual Meeting and voting in person. The mere presence at the Annual Meeting by a stockholder who has appointed a proxy will not revoke the prior appointment.

     The Board of Directors has designated James P. Shea and Arthur G. Shapiro and each or either of them, as proxies to vote the shares of common stock solicited on its behalf.

     Only stockholders of record as of the close of business on May 4, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. On the Record Date, there were issued and outstanding 6,977,466 shares of common stock, $.001 par value (the "Common Stock"). Each stockholder is entitled to one vote for each share of Common Stock registered in his name on the Record Date for each matter brought before the stockholders at the Annual Meeting. The presence, in person or by proxy, of a majority of the Common Stock entitled to vote is required for a quorum at the Annual Meeting. In determining whether a quorum exists at the Annual Meeting, all votes "for" or "against," as well as abstentions, will be counted. Broker non-votes will also be counted as present or represented for the purpose of determining whether a quorum is present for the transaction of business.

                             ELECTION OF DIRECTORS

     The Board of Directors is currently divided into three classes, having three year terms that expire in successive years. The term of office of Class III directors expires at the 1999 Annual Meeting. The Board of Directors proposes that the nominees described below, all of whom are currently serving as Class III directors, be re-elected as Class III directors for a new term of three years and until their respective successors are duly elected and qualified, except in the event of their earlier death, resignation or removal. Each of the nominees has consented to serve a three year term. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve, if elected. If any nominee should become unavailable prior to the election, the accompanying Proxy Card will be voted for the election in his stead, of such other person as the Board of Directors may recommend.

NOMINEES FOR CLASS III DIRECTOR

     Information regarding the Board's nominees for election as Class III directors is set forth below:

MILTON J. WALLACE
DIRECTOR SINCE 1993
AGE 63

     Mr. Wallace is a co-founder of the Company and has been Chairman of the Board of the Company since its inception in July 1993. Mr. Wallace has been a practicing attorney in Miami for over 30 years, and is currently a shareholder in the law firm of Wallace, Bauman, Legon, Fodiman & Shannon, P.A. He was a co-founder and a member of the Board of Directors of Home Intensive Care, Inc., a provider of home infusion and dialysis services, serving as Chairman of its Executive Committee from 1985 through July 1993 and Chairman of the Board from December 1989 until July 1993 when Home Intensive Care, Inc. was acquired by W.R. Grace & Co. Mr. Wallace is Chairman of the Board of Med/Waste, Inc., a provider of medical waste management services and a director of Imperial Industries, Inc., a provider of construction materials. He is a director of several private companies and is Chairman of the Dade County Florida, Housing Finance Authority. Mr. Wallace is a member of the Executive Committee. Mr. Wallace is the father of Mark D. Wallace, a Director of the Company.

ARTHUR G. SHAPIRO, M.D.
DIRECTOR SINCE 1993
AGE 60

     Dr. Shapiro is a co-founder of the Company and has been Vice Chairman of the Company's Board and Director of Medical Affairs since the Company's inception in July 1993. Dr. Shapiro has held an appointment to the University of Miami School of Medicine as a professor of clinical obstetrics and gynecology since January 1995. From 1985 until 1995, he was engaged in the private practice of medicine. He is board certified in obstetrics and gynecology, reproductive endocrinology and laser surgery. He is a Fellow in the American College of Obstetrics and Gynecology and the American College of Endocrinology. Dr. Shapiro was a co-founder of Home Intensive Care, Inc. and served on its Board of Directors from 1985 until July 1993. Dr. Shapiro also served as Home Intensive Care, Inc.'s Medical Director from 1990 until July 1993. He is a Director of Med/Waste, Inc. Dr. Shapiro is a member of the Executive Committee.

C. DAVID FINCH, M.D.
DIRECTOR SINCE 1995
AGE 39

     Dr. Finch has been a Director of the Company since December 1995, when the Company acquired Dialysis Facilities, Inc., a dialysis company he co-founded in 1990. He is a board certified nephrologist and maintains a private practice of medicine in nephrology and hypertension in Jackson, Mississippi. Dr. Finch serves as the Medical Director of the Company's dialysis facilities in the Jackson, Mississippi area. He also serves as Director of Dialysis at Vicksburg Medical Center and Parkview Regional Medical Center. He is a principal in JCD Partnership, a real estate and property management firm, and the brother of Jeffery C. Finch, a Vice President of the Company.

DIRECTORS CONTINUING IN OFFICE

     CLASS I DIRECTORS. The following Class I directors were elected at the Company's 1997 Annual Meeting, for terms ending in 2000:

EUGENE P. CONESE, SR.
DIRECTOR SINCE 1996
AGE 69

     Since September 1997, Mr. Conese has been Chairman of the Board of World Air Lease, Inc. and serves as a consultant to General Electric Company's Engine Services division. From 1987 until September 1997, he served as Chairman of the Board of Directors and Chief Executive Officer of Greenwich Air Services, Inc., a provider of repair and overhaul services for gas turbine aircraft engines which he founded in 1977. Greenwich Air Services, Inc. was acquired by General Electric Company in September 1997. Mr. Conese was the founder of The Greenwich Company, Ltd. and served as its Chairman of the Board and Chief Executive Officer from August 1980 until 1995, when it merged with Greenwich Air Services, Inc. Mr. Conese is a Director of Trans World Airlines, Inc., a member of the Board of Trustees of Iona College and of the Board of the Conese Foundation and the Jackson Memorial Foundation. Mr. Conese is Chairman of the Company's Compensation and Stock Option Committee.

CHARLES J. SIMONS
DIRECTOR SINCE 1993
AGE 80

     Mr. Simons is the Vice Chairman of the Board of G. W. Plastics, Inc., a plastics manufacturer, and is an independent management and financial consultant. From 1940 to 1981, he was employed by Eastern Airlines, last serving as Vice Chairman, Executive Vice President and as a Director. Mr. Simons is a Director of Bessemer Trust of Florida, an investment management firm, Med/Waste, Inc., Viragen, Inc., a pharmaceutical company and a number of private companies. Mr. Simons is the Chairman of the Board of the Matthew Thornton Health Plan. Mr. Simons is Chairman of the Company's Audit Committee and a member of the Compensation and Stock Option Committee.

JEFFREY H. WATSON
DIRECTOR SINCE 1994
AGE 40

     Mr. Watson has been Chairman of the Board and President of J. Watson & Co., a government relations and business consulting firm since December 1995. From June 1994 until December 1995, he was Vice President for Government Relations of the Jefferson Group, an independent public affairs firm. From January 1993 until June 1994, Mr. Watson served as Deputy Assistant for Inter-Governmental Affairs for the Clinton Administration. From December 1991 through November 1992, Mr. Watson was employed by the election campaign for President Clinton. From 1989 until November 1991, Mr. Watson served as Finance Administrator for the City of Miami, Florida's Department of Development and Housing Conservation. From 1986 until January 1989, he served as an Administrative Assistant for the Mayor of Miami, Florida. From September 1985 through March 1986, he was a Managing Partner and Chief Financial Manager of J. Howard Industries, a company involved in low-income housing redevelopment and construction. Mr. Watson is a member of the Company's Audit Committee.

     CLASS II DIRECTORS. The following Class II directors were elected at the 1998 Annual Meeting for terms ending in 2001:

JAMES P. SHEA
DIRECTOR SINCE 1993
AGE 57

     Mr. Shea has been President and Chief Executive Officer of the Company since August 1993. From July 1992 until June 1993, he served as Director General for Home Intensive Care, Inc.'s international division. From 1986 to 1990, he was Senior Vice President of Protocare, Inc., an infusion therapy and respiratory care provider, which he helped establish. From 1985 to 1986, he was General Manager of the health care products division of The Norton Company, a manufacturer of engineered materials. From 1983 to 1985, he was President of the infusion division of National Medical Care, Inc., a kidney dialysis and infusion therapy provider, which is now owned by Fresenius Medical Care AG. Mr. Shea is a member of the Company's Executive Committee.

JOHN E. HUNT, SR.
DIRECTOR SINCE 1993
AGE 81

     Since August 1983, Mr. Hunt has been Chairman of the Board of Hunt Insurance Group, Inc., an insurance agency holding company. For the previous 40 years, Mr. Hunt was President of John E. Hunt & Associates, a Tallahassee and Miami, Florida insurance agency. For the past 13 years, he has also been President of Insurance Consultants and Analysis, Inc., an insurance consulting firm. Mr. Hunt serves as Chairman of the Board of Trustees of the Florida Police Chiefs' Education and Research Foundation, Inc., and as a trustee of Florida Southern College. Mr. Hunt was a Director of Home Intensive Care, Inc. from 1985 until July 1993. Mr. Hunt is a member of the Compensation and Stock Option Committee.

MARK D. WALLACE
DIRECTOR SINCE 1993
AGE 31

     Mr. Wallace has been Secretary of the Company since the Company's inception in July 1993. Since July 1992, Mark Wallace has been a practicing attorney and is currently a partner at the law firm of Stack, Fernandez, Anderson, Harris & Wallace, P.A. Mr. Wallace is the son of Milton J. Wallace, Chairman of the Board of the Company. Mr. Wallace is a member of the Audit Committee.

DIRECTORS' REMUNERATION; ATTENDANCE

     DIRECTORS' COMPENSATION. Directors who are officers or employees of the Company receive no additional compensation for their service as members of the Board of Directors. Non-employee directors receive an annual retainer of $5,000; $500 per board meeting attended and $500 for each committee meeting attended. Directors are reimbursed for expenses which may be incurred by them in connection with the business and affairs of the Company. Non-employee directors also receive annual grants of options under the Director Stock Option Plan ("Director Plan") described below. See "Compensation -- Director Stock Option Plan".

     BOARD ATTENDANCE. The Board of Directors met five (5) times in 1998. In addition, the Board of Directors took action by unanimous written consent once during 1998. Every director attended in excess of 75% of meetings of the Board during 1998.

COMMITTEES OF THE BOARD

     The Board has established a number of standing committees to assist it in the discharge of its responsibilities. The principal responsibilities of each standing committee are described below. Actions taken by any committee of the Board are reported to the Board of Directors, usually at the next Board meeting. The Board has standing Executive, Compensation and Stock Option and Audit Committees.

     EXECUTIVE COMMITTEE. The Executive Committee is composed of Dr. Shapiro as Chairman and Messrs. Wallace and Shea. When the Board of Directors is not in session, the Executive Committee possesses all of the powers of the Board, other than certain powers reserved by Florida law to the Board. Although the Executive Committee has broad powers, in practice it takes formal action in a specific matter only when it would be impractical to call a meeting of the Board. The Executive Committee met three (3) times during 1998. All members of the Executive Committee attended 100% of such meetings.

     COMPENSATION AND STOCK OPTION COMMITTEE. The Compensation and Stock Option Committee, composed of Messrs. Conese, as Chairman, Hunt and Simons met five (5) times during 1998. Every member attended in excess of 75% of such meetings. The Compensation Committee reviews the Company's general compensation policies and procedures; establishes salaries and benefit programs for the Chief Executive Officer and other executive officers of the Company and its subsidiaries; reviews, approves and establishes performance targets and awards under incentive compensation plans for its executive officers; and reviews and approves employment agreements. The Compensation and Stock Option Committee also administers the Company's Employee Stock Option Plan and has the authority to determine, among other things, to whom to grant options, the amount of options, the terms of options and the exercise prices thereof.

     AUDIT COMMITTEE. The Audit Committee is presently composed of Charles J. Simons, as Chairman, Mark D. Wallace and Jeffrey H. Watson. Mark D. Wallace was appointed to the Audit Committee on October 1, 1998. The Audit Committee met four (4) times during 1998. Every member attended in excess of 75% of such meetings while such directors were members of the Audit Committee. The principal duties of the Audit Committee are to recommend the appointment of independent auditors; meet with the Company's independent auditors to review the arrangements for, and scope of, the audit by the independent auditors and the fees related to such work; review the independence of the independent auditors; consider the adequacy of the system of internal accounting controls; review and monitor the Company's policies regarding conflicts of interest; and discuss with management and the independent accountants the Company's annual financial statements.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. None of the members of the Board's Compensation and Stock Option Committee is, or has been, an officer or employee of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

     The Company's officers and directors are required to file Forms 3, 4 and 5 with the Securities and Exchange Commission in accordance with Section 16(a) of the Securities and Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder. Based solely on a review of such reports furnished to the Company as required by Rule 16(a)-3, no director or executive officer failed to timely file such reports in 1998.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" THE ELECTION OF ALL CLASS III NOMINEES.

     The three nominees for Class III directors receiving the greatest number of affirmative votes of the shares of Common Stock represented at the Annual Meeting will be elected as Class III directors. Stockholders are not entitled to cumulate their votes for the election of directors. Proxies received by the Board of Directors will be so voted in favor of all Class III nominees above, unless stockholders specify a contrary choice in their proxies.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation earned by, and paid to, the Company's President and Chief Executive Officer and each other executive officer for the two years ended December 31, 1997 and 1998 who received compensation in excess of $100,000 for any such periods (the "Named Executive Officers").

                                                                                            LONG TERM
                                                                                           COMPENSATION
                                                                                              AWARD
                                                                                           ------------
                                                                                            SECURITIES
                                                                            OTHER ANNUAL    UNDERLYING
NAME AND PRINCIPAL POSITION                   YEAR   SALARY(1)    BONUS     COMPENSATION    OPTIONS(#)
---------------------------                   ----   ---------   --------   ------------   ------------
James P. Shea...............................  1998   $205,200    $190,000     $12,540         92,176
  President and CEO                           1997    128,465          --       8,630         33,334

Orestes L. Lugo.............................  1998   $167,400    $124,000     $10,800         25,235
  V.P. Finance and CFO                        1997    114,617          --       7,110         26,667

Milton J. Wallace...........................  1998   $ 73,077    $100,000     $ 7,940         54,255
  Chairman of the Board                       1997         --          --          --          1,667

Patsy L. Anders.............................  1998   $ 97,200    $ 41,985     $ 8,004          8,000
  V. P. Business Development                  1997     70,769       8,600       5,400         20,000

Mignon B. Early.............................  1998   $ 93,846    $ 38,000          --          8,000
  V. P. Operations                            1997     77,580      12,000          --         20,000

---------------

(1) The Company provides its officers with certain non-cash group life and health benefits generally available to all salaried employees. Such benefits are not included in the above table pursuant to applicable Securities and Exchange Commission rules. No Named Executive Officer received aggregate personal benefits or perquisites that exceed the lesser of $50,000 or 10% of his total annual salary and bonus for such year.

OPTIONS GRANTED IN LAST FISCAL YEAR

     The following table sets forth information concerning grants of stock options to the CEO and each other Named Executive Officer named on the Summary Compensation Table above, for the year ended December 31, 1998:

                                                                                     POTENTIAL REALIZABLE
                                                                                       VALUE AT ASSUMED
                                                                                            ANNUAL
                           NUMBER OF       % OF TOTAL                                 RATE OF STOCK PRICE
                          SECURITIES        OPTIONS                                    APPRECIATION FOR
                          UNDERLYING       GRANTED TO     EXERCISE OR                  OPTION TERM($)(4)
                            OPTIONS       EMPLOYEES IN    BASE PRICE    EXPIRATION   ---------------------
NAME                     GRANTED(#)(1)   FISCAL YEAR(3)    ($/SHARE)       DATE         5%          10%
----                     -------------   --------------   -----------   ----------   ---------   ---------
James P. Shea(2).......     16,176             5.0%          $7.19       2/25/00      $12,000     $24,400
                            16,000             5.0            6.00       4/22/03       26,600      58,600
                            60,000            18.6            5.63       12/4/03       93,600     206,400

Orestes L. Lugo(2).....     13,235             4.1%          $7.19       2/25/00      $ 9,800     $20,000
                            12,000             3.7            6.00       4/22/03       19,900      43,900

Milton J. Wallace(2)...     12,255             3.8%          $7.19       2/25/00      $ 9,100     $18,500
                            12,000             3.7            6.00       4/22/03       19,900      43,900
                            30,000             9.3            5.63       12/4/03       46,800     103,200

Patsy L. Anders........      8,000             2.5%          $6.00       4/22/03      $13,300     $29,300

Mignon B. Early........      8,000             2.5%          $6.00       4/22/03      $13,300     $29,300

---------------

(1) All such options were granted pursuant to the 1994 Employee Stock Option Plan. Unless otherwise noted all Options vest over three years, with 25% of such options vesting six months following the date of grant, 25% on the first anniversary from the date of grant and 25% at the end of each succeeding year from the grant date.
(2) Options held by such individuals vest 100% immediately but are not exercisable for six months following grant.
(3) Based on an aggregate of 321,931 options granted to employees in 1998, including the Named Executive Officers.
(4) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND FISCAL YEAR END OPTION VALUES

     The following table sets forth certain aggregated option information for the CEO and each Named Executive Officer named in the Summary Compensation Table for the year ended December 31, 1998:

                                              NUMBER OF SECURITIES
                                                   UNDERLYING               VALUE OF UNEXERCISED
                                             UNEXERCISED OPTIONS(#)        IN-THE-MONEY OPTIONS(2)
                                           ---------------------------   ---------------------------
NAME(1)                                    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------                                    -----------   -------------   -----------   -------------
James P. Shea............................    98,845         60,000         $62,600        $97,200
Orestes L. Lugo..........................    71,903             --          40,800             --
Milton J. Wallace........................    45,091         30,000          39,700         48,600
Patsy L. Anders..........................    29,500         18,500          24,400         10,600
Mignon B. Early..........................    19,084         17,250          11,400          9,100

---------------

(1) No options were exercised by the above Named Executive Officers during the fiscal year ended December 31, 1998.
(2) The value of unexercised options represents the difference between the exercise price of the options and the closing sales price of the Company's Common Stock on December 31, 1998 of $7.25 as reported by NASDAQ/NMS.

EMPLOYMENT AGREEMENTS

     In April 1997, the Company entered into two year employment agreements with James P. Shea, the Company's President and Chief Executive Officer, and Orestes
L. Lugo, Vice President -- Finance and Chief Financial Officer. In 1998, the terms of these agreements were amended to five years for Mr. Shea and three years for Mr. Lugo. In January 1998, the Company entered into a five year employment agreement with Milton J. Wallace, the Company's Chairman of the Board. The employment agreements provide for base salaries of $190,000, $155,000 and $100,000 for Messrs. Shea, Lugo and Wallace, respectively. Mr. Wallace's base salary commenced April 1998. Base salary for each officer is increased on each anniversary date of each agreement during the term by a minimum of 6%. Each officer receives an automobile allowance and certain other non-cash benefits, including life, health and disability insurance. The employment agreements for Messrs. Wallace and Shea are automatically renewed for five years at the end of the initial term and each extended term, unless either party provides notice of termination at least 180 days prior to the expiration of such term. Mr. Lugo's employment agreement is automatically renewed for three years at the end of the initial term and each extended term, unless either party provides notice of termination at least 120 days prior to the expiration of such term.

     Messrs. Shea, Lugo and Wallace are entitled to receive bonuses in each fiscal year during the term of their agreements. Such agreements require the Board of Directors to establish incentive bonus plans for each fiscal year which would provide a means for each officer to earn a bonus upon the achievement of established goals and criteria. The respective employment agreements grant to each of Messrs. Shea, Lugo and Wallace the right to terminate his employment agreement within eighteen months following a "change of control," and to receive an amount equal to the greater of: (i) base salary due for the remainder of the term of the agreement and three times the bonus amount paid in the last 12 months had it not been terminated; or (ii) $500,000. Such change of control severance is payable 100% in cash on the effective date of such termination. If Messrs. Shea, Lugo or Wallace is terminated without cause during the term of their respective agreements, such officer will be entitled to the same severance mentioned above for a "change of control".

     In April 1997, the Company entered into a two year employment agreement with Patsy L. Anders, Vice President -- Business Development. The agreement currently provides for a base salary of $90,000 per year. Base salary is increased on the anniversary of each year during the term by a minimum of 6%. Ms. Anders receives an automobile allowance and certain other non-cash benefits, including life, health and disability insurance. Ms. Anders, upon the achievement of established goals and criteria, is entitled to receive a bonus in each fiscal year during the term of the agreement. Such agreement requires the Board of Directors to establish an incentive bonus plan for each fiscal year. Her employment agreement is automatically renewed for two years at the end of the initial term and each extended term, unless either party provides written notice of termination at least 120 days prior to the expiration of such term.

     If Ms. Anders is terminated without cause prior to a "change of control," she will be entitled to severance equal to the greater of the remaining base salary due under the agreement or one year's base salary. If Ms. Anders is terminated without cause following a "change of control," she will be entitled to severance equal to the greater of (i) two times the remaining base salary which would have been paid for the remainder of the term of the agreement or
(ii) two times the sum of one year's base salary then in effect, and any and all bonuses paid to Ms. Anders in the eighteen months prior to the effective date of termination. Ms. Anders' employment agreement grants her the right to terminate the agreement within 180 days following a "change of control," and entitles her to the same severance as mentioned above under termination without a cause following a "change of control." Such "change of control" severance is payable 50% in cash on the effective date of such termination, with the balance payable over a twelve month period.

     In March 1997, the Company entered into a three year employment agreement with Mignon B. Early, Vice President -- Operations. The agreement provides for a base salary of $80,000 and certain other non-cash benefits, including life, health and disability insurance. Ms. Early is entitled to receive a bonus in each fiscal year during the term of her agreement. Such agreement requires the Board of Directors to establish an incentive bonus plan for each fiscal year which would provide a means for her to earn a bonus up to 50% of her respective base salary upon the achievement of established goals and criteria.

     If Ms. Early is terminated without cause prior to a "change of control," she will be entitled to severance equal to the base salary accrued through the effective date of termination and six months base salary. If Ms. Early is terminated without cause following a "change of control," she will be entitled to severance equal to all accrued base salary through the date of termination and one year's base salary. In April 1998, Ms. Early's base annual salary was increased to $100,000.

     For the purposes of the employment agreements, "change of control" is defined as: (i) the acquisition, other than from the Company directly, by any person, entity or group, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), of beneficial ownership of 25% or more of the outstanding Common Stock; (ii) if the individuals who serve on the Board as of the date of the employment agreement, no longer constitute a majority of the members of the Board; provided, however, any person who becomes a director subsequent to such date, who was elected to fill a vacancy by a majority of the individuals then serving on the Board, shall be considered as if a member prior to such date; (iii) approval by a majority of the voting stock of the Company of a merger, reorganization or consolidation whereby the shareholders of the Company immediately prior to such approval do not, immediately after consummation of such reorganization, merger or consolidation own more than 50% of the voting stock of the surviving entity; or (iv) a liquidation or dissolution of the Company, or the sale of all or substantially all of the Company's assets.

STOCK OPTION PLANS

  Employee Plan

     The Company maintains a 1994 Employee Stock Option Plan ("Employee Plan"). The Employee Plan is designed as an incentive program to cause employees to increase their interest in the Company's performance and to attract and retain qualified personnel. Subject to certain anti-dilution provisions, the Employee Plan consists of 1,000,000 shares of Common Stock reserved for issuance upon the exercise of options which may be granted, including 619,376 shares subject to outstanding options as of December 31, 1998.

     The Employee Plan is administered by the Compensation and Stock Option Committee. The Compensation and Stock Option Committee has the discretion, among other things, as to whom to grant options, the amount of options, the terms of options and the exercise prices. All employees of the Company are eligible to receive options under the Employee Plan. Such employees are eligible to receive either "incentive" or "nonqualified" stock options, subject to the limitations of the Internal Revenue Code of 1986, as amended (the "Code"). The exercise price of an incentive stock option may not be less than 100% of the market price of the underlying Common Stock as of the date of grant. No option may be granted which has a term longer than 10 years. Stock options may have vesting requirements as established by the Compensation and Stock Option Committee, but, except in the case of an employee's death or permanent disability, in no event may the options be exercisable until six months after grant. All unvested options under the Employee Plan become immediately vested in full upon a change of control of the Company, as such term is defined in the Employee Plan.

     Upon termination of an optionee's employment with the Company for any reason, all options granted to such employee under the Employee Plan would terminate immediately, except that the Compensation and Stock Option Committee has the discretion to permit such holder to exercise vested options for a period of 90 days after termination. Options granted under the Employee Plan may not be transferred and are not exercisable except by the employee.

     The Employee Plan provides for the automatic grant of "reload" options to an employee, who pays all, or a portion of, an exercise price by delivery of shares of Common Stock then owned by such employee. Reload options are granted for each share of Common Stock so tendered. The exercise price of such reload option is the then fair market value of the Common Stock. All other terms of the reload options would be identical to the original options; provided, however, that if the expiration date is less than one year, the expiration date is extended to one year from the date of issuance of the reload options.

     As of December 31, 1998, options to purchase a total of 619,376 shares of Common Stock, with a weighted average exercise price of $6.51 have been granted to executive officers and other employees of the Company. Each option granted has a term of five years. Options granted to Messrs. Shea, Lugo and Wallace are vested 100%. For all other officers and employees, options vest 25% at the end of six months and 25% on each anniversary of such grant until 100% are vested. Options are not exercisable until six months after the date of grant.

  Director Plan

     The Company maintains a Director Stock Option Plan (the "Director Plan"). Subject to certain anti-dilution provisions in the Plan, there are 166,667 shares of Common Stock reserved for issuance upon the exercise of options which may be granted pursuant to the Director Plan, including 43,366 shares subject to outstanding options. All non-employee directors are eligible to receive grants of options ("Eligible Director"). Each Eligible Director receives automatic, non-discretionary grants of options based upon specific criteria set forth in the Director Plan. Prior to October 1998, on April 27 of each year, each Eligible Director received non-qualified options to purchase 834 shares of Common Stock for service on the Board of Directors and additional options to purchase 334 shares for service on each committee of the Board, other than the Executive Committee, for which members would receive options to purchase 834 shares. Also, additional options to purchase 334 shares are granted to an Eligible Director who serves as a chairman of a standing committee of the Board, other than the chairman of the Executive Committee, who would receive options to purchase 834 shares. In October 1998, the Board of Directors authorized an amendment to the Director Plan providing for a special grant of options based on the formula of annual grants on October 1, 1998. In addition, commencing April 27, 1999, annual option grants are double the amount of options granted in April 1998. The amendment to the Director Plan is subject to stockholder approval. See "Proposal to Adopt Amendment to Director Stock Option Plan" below.

     The exercise price of each option granted under the Director Plan is equal to the fair market value of the Common Stock on the date of grant as determined in accordance with the provisions of the Director Plan. All options granted have a term of five years, but, except in the case of an Eligible Director's death or permanent disability, are not exercisable until six months after the date of grant. No option is transferable by the Eligible Director, except by the laws of descent and distribution. If the Eligible Director's membership on the Board terminates, including by reason of death, such options are exercisable for the lesser of the remaining term of such option, or one year.

     The Director Plan provides for the automatic grant of "reload" options to an Eligible Director, who pays all, or a portion of, an exercise price by delivery of shares of Common Stock then owned by such Eligible Director. Reload options are granted for each share of Common Stock so tendered. The exercise price of such reload option is the then fair market value of the Common Stock. All other terms of the reload options, including the expiration date, would be identical to the original options, provided, however, that if the expiration date is less than one year, the expiration date is extended to one year from the date of issuance of the reload options.

     As of December 31, 1998, options to purchase 43,366 shares of Common Stock, with a weighted average exercise price of $6.37 per share, have been automatically granted to Eligible Directors as a group and remain outstanding.

401(k) PLAN

     As of January 1997, the Company adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering the Company's employees. Pursuant to the 401(k) Plan, eligible employees may elect to contribute to the 401(k) Plan up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit ($10,000 in 1998). The Company matches 25% of the contributions of employees up to 4% of each employee's salary. All employees who attain at least one year's service are eligible to participate in the 401(k) Plan.

     The Trustees of the 401(k) Plan, at the direction of each participant, invest the assets of the 401(k) Plan in designated investment options. The 401(k) Plan is intended to qualify under Section 401 of the Code, so that contributions to the 401(k) Plan, and income earned on the 401(k) Plan contributions are not taxable until withdrawn. Matching contributions by the Company are deductible when made.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following report of the Compensation Committee, and the Stock Performance Graph included elsewhere in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report in the Stock Performance Graph by reference therein.

     The Company's executive compensation program is administered by the Compensation and Stock Option Committee (the "Compensation Committee") of the Company's Board of Directors. The Compensation Committee is comprised entirely of outside, non-employee directors, whose role is to review and approve salaries and other compensation of the executive officers of the Company. The Compensation Committee also reviews and approves various other Company compensation policies and matters and administers the Company's Employee Stock Option Plan, including the review and approval of stock option grants to the executive officers of the Company.

COMPENSATION POLICIES APPLICABLE TO EXECUTIVE OFFICERS

     The primary goal of the Compensation Committee is to establish a relationship between executive compensation and the creation of shareholder value, while motivating and retaining key employees. The Company's compensation program for executives consists of two key components:

          - Cash compensation, consisting of (a) a base salary and (b) annual incentive compensation based principally on targeted profitability of the Company; and

          - Long-term incentive compensation through the periodic grant of stock options. The grants are made based upon achieving certain predetermined long term corporate goals.

     In order to assist the Compensation Committee in its responsibility, the Compensation Committee commissioned studies by an expert outside independent consultant to provide surveys of companies in the same general business segment, revenue and employee size, related to base salary, annual incentive cash compensation payments and long-term incentive option grants. In this survey, the Company's key executives were matched on a "best fit" basis to the key executives of the surveyed companies. The Compensation Committee also reviewed the recommendations of the outside consultant as part of its deliberation in overall compensation matters.

     The Company believes that this approach best serves the interests of the Company and its shareholders. The base salary enables the Company to meet the requirements of the highly competitive industry environment, while ensuring that executive officers are compensated in a way that advances both the short and long term interests of shareholders. Cash bonuses are intended to reward executive officers for meeting or exceeding current year corporate performance goals, as measured by financial results of the Company. Long-term incentives consist of grants of stock options based on the current corporate long-term goals as established by the Board of Directors.

BASE SALARY

     The Compensation Committee is responsible for establishing base salaries for the Company's executive officers, as well as changes in such salaries (other than as required by contracts), based upon the recommendation of the Chief Executive Officer. The Compensation Committee considers such factors as competitive industry salaries; a subjective assessment of the nature of the position; the contributions and experience of such officer and the length of the officers' service with the Company.

PERFORMANCE-BASED CASH COMPENSATION

     The Compensation Committee believes that a significant portion of the total cash compensation for its executive officers should be based upon the Company's achievement of specific performance criteria, and in particular the Company's earnings. Annual cash bonuses are paid through a Management Incentive Bonus Plan ("MIBP") adopted by the Compensation Committee prior to the commencement of each fiscal year. The purpose of the MIBP is to motivate and reward eligible employees for good performance for the year by making a major portion of their cash compensation dependent on overall corporate profitability.

     Pursuant to the terms of the MIBP, the Compensation Committee establishes an annual minimum corporate profit target, below which no bonus will be paid. Using a predetermined formula, additional higher corporate profittiers are also established. Upon the attainment of the minimum corporate profit target, each eligible officer receives a cash bonus equal to a percentage of base salary. The percentage of base salary earned increases as higher corporate profit tiers are achieved. The maximum percentage of base salary that can be earned as a cash bonus is established by the Compensation Committee for each executive officer, with maximum bonuses ranging from 50% for vice presidents to 100% for the Chief Executive Officer. The Compensation Committee awarded at or near the maximum cash bonus available to each of the Company's executive officers based on the MIBP adopted for the fiscal year ended 1998.

STOCK OPTIONS

     Stock options are granted by the Company to aid in the hiring of new employees and to reward key employees as a long-term incentive reward based upon the Company's achieving certain current corporate long-term goals as established by the Board of Directors. Stock options have value only if the price of the Company's stock increases above the fair market value on the grant date and the employee remains in the Company's employ until the stock options become exercisable.

     The Company has a 1994 Employee Stock Option Plan (the "Employee Plan") for executive officers and other employees. The Employee Plan is generally used for making grants to executive officers and other employees as part of the Company's performance review. Stock option grants may be made to executive officers upon initial employment, upon promotion to a new, higher level position that entails increased responsibility, in connection with the execution of a new employment agreement or as further incentive to such executive officers. Annual stock option grants for executives are a key element of a market competitive total compensation package. In determining the number of stock options to be granted, the Compensation Committee receives recommendations from the Chief Executive Officer, as well as its outside independent consultants, and then reviews the current option holdings of the executive officers; their positions and length of service with the Company and subjective criteria on their contribution in realizing certain current long-term goals of the Company. It then determines the number of options to be granted based upon the principle of rewarding performance and providing continuing incentives to contribute to stockholder value. Using these guidelines, the Compensation Committee granted options in 1998 to all executive officers and certain supervisory employees in varying amounts. Options generally vest over a three year period. Stock options under the Employee Plan are granted at a price equal to the fair market value of the common stock on the date of grant.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Compensation Committee's basis for compensation of the Chief Executive Officer is based on the philosophy discussed above. James P. Shea has been the Company's President and Chief Executive Officer since August 1993. In recognition of his service and commitment to the past and future success of the Company and to secure his services for the future, the Company entered into an employment agreement in April 1997 which provided for a base salary of $190,000 and minimum annual increases. The term of the employment agreement was extended to five (5) years in recognition of the Company's performance. In establishing the Chief Executive Officer's base salary, the Compensation Committee reviewed salaries of the chief executive officers of comparable companies within its industry, as well as other industries, and Mr. Shea's responsibilities within the Company. Factors taken into consideration included a subjective evaluation of Mr. Shea's performance, changes in the cost of living, competitors' size and performance and the Company's achievements.

     Mr. Shea's employment agreement provides for the right to earn annual cash bonuses of up to 100% of his base salary in effect at the beginning of the fiscal year. Such bonus awards are based upon incentive bonus criteria established by the Compensation Committee in each fiscal year in its discretion. Mr. Shea participated in the MIBP for the fiscal year ended 1998. Under the MIBP, Mr. Shea's actual cash bonus for 1998 was $190,000, 100% of his base salary in effect on January 1, 1998. Such cash bonus was the maximum cash bonus permitted under his MIBP.

     In 1998, the Compensation Committee awarded Mr. Shea options to purchase 92,176 shares of common stock. These options are vested 100% and become exercisable six months following the respective dates of grant. All such options expire at the end of five (5) years following the dates of grant, if not exercised.

EXECUTIVE SEVERANCE PACKAGES

     In response to the increase in merger and acquisition activities in recent years within the industry and to provide the Company's executive officers with further incentive to remain with the Company, the Compensation Committee in 1997 granted executive severance packages to the Company's executive officers, including the Chief Executive Officer, protecting them in the event of a change of control of the Company. These severance packages are contained in the executive officers' respective employment agreements. The Compensation Committee reviewed executive severance packages granted by those companies whose compensation practices were examined in connection with determining executive officer salaries as described above. The Compensation Committee then determined to grant the executive officers severance packages in varying amounts depending on their relative position with the Company. The severance packages for the Chief Executive Officer and the Chief Financial Officer were increased as a result of the extension of the terms of their respective employment agreements and are described in "Summary Compensation" above.

IMPACT OF SECTION 162(m) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly-held corporations for compensation in excess of $1,000,000 paid for any fiscal year to the Company's Chief Executive Officer and the four
(4) other most highly compensated officers. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The policy of the Compensation Committee is to structure the compensation of the Company's executive officers to avoid the loss of the deductibility of any compensation, even though Section 162(m) does not preclude the payment of compensation in excess of $1,000,000. Notwithstanding, the Compensation Committee reserves the authority to award non-deductible compensation in circumstances as it deems appropriate. The Company believes that
Section 162(m) will not have any effect on the deductibility of the compensation of any executive officer for 1998 or 1999.

                                          Respectfully submitted,

                                          Compensation Committee
                                          Eugene P. Conese, Sr., Chairman
                                          John E. Hunt, Sr.
                                          Charles J. Simons

                                STOCK OWNERSHIP

     The following table sets forth certain information as of December 31, 1998, with respect to the beneficial ownership of the Company's Common Stock by: (i) each person who is known by the Company to own more than 5% of such shares of Common Stock; (ii) each Named Executive Officer; (iii) each of the Company's directors; and (iv) all directors and executive officers as a group.

                                                                NUMBER OF SHARES      PERCENT OF SHARES
                                                                  BENEFICIALLY           BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                             OWNED(2)                OWNED
---------------------------------------                       ---------------------   ------------------
Milton J. Wallace(4)........................................          769,813                10.3%
Arthur G. Shapiro, M.D.(5)..................................          759,838                10.2
James P. Shea(6)............................................          283,445                 3.7
C. David Finch, M.D.(7).....................................          198,197                 2.7
Orestes L. Lugo(8)..........................................          113,554                 1.5
John E. Hunt, Sr.(9)........................................           82,155                 1.1
Charles J. Simons(10).......................................           56,041                   *
Patsy L. Anders(11).........................................           43,317                   *
Eugene P. Conese, Sr.(12)...................................           28,836                   *
Mignon B. Early (13)........................................           20,284                   *
Mark D. Wallace(14).........................................           16,170                   *
Jeffrey H. Watson(15).......................................            8,170                   *
William C. Morris (16)......................................          662,400                 8.9
J. & W. Seligman & Co., Inc. (17)...........................          662,400                 8.9
All executive officers and directors as group
  (13 persons)(18)..........................................        2,477,034                31.5%

---------------

  * Less than one percent.
 (1) Unless otherwise indicated, the address for each beneficial owner is c/o the Company at 201 Alhambra Circle, Suite 800, Coral Gables, Florida 33134.
 (2) Except as set forth herein, all securities are directly owned and the sole investment and voting power are held by the person named. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of December 31, 1998 upon the exercise of options or warrants.
 (3) Based upon 7,422,966 shares of Common Stock issued and outstanding. Each beneficial owner's percentage is determined by assuming that all such exercisable options or warrants that are held by such person (but not those held by any other person) have been exercised.
 (4) Mr. Wallace's address is 1200 Brickell Avenue, Suite 1720, Miami, Florida 33131.Except as set forth herein, all shares of Common Stock are owned jointly by Mr. Wallace and his wife. Includes: (i) 12,000 shares of Common Stock owned by Milton J. Wallace and his wife as custodian for a minor child; (ii) 35,600 shares of Common Stock owned by Mr. Wallace's Individual Retirement Account; (iii) 106,122 shares of Common Stock (including 8,655 of Common Stock issuable upon exercise of warrants and Series B Warrants) owned by a corporation, of which Mr. Wallace is an officer, director and controlling stockholder, (iv) 45,091 shares of Common Stock issuable upon exercise of stock options; and (v) 15,000 shares of Common Stock issuable upon exercise of Series B Warrants owned by his Individual Retirement Account.
 (5) Except as set forth herein, all shares of Common Stock are owned jointly by Dr. Shapiro and his wife. Includes: (i) 17,234 shares of Common Stock owned by Dr. Shapiro's Individual Retirement Account; (ii) 28,376 shares of Common Stock issuable upon exercise of Stock options; (iii) 106,122 shares of Common Stock (including 8,655 shares of Common Stock issuable upon exercise of warrants and Series B Warrants) owned by a corporation, of which Dr. Shapiro is an officer and director; (iv) 3,750 shares of Common Stock issuable upon exercise of Series B Warrants; and (v) 3,750 shares of Common Stock issuable upon exercise of Series B Warrants owned by Dr. Shapiro's Individual Retirement Account.
 (6) Except as set forth herein all shares of Common Stock and warrants are owned jointly by Mr. Shea and his wife. Includes: (i) 98,845 shares of Common Stock issuable upon exercise of Stock options;

     (ii) 33,334 shares of Common Stock issuable upon exercise of warrants; and
     (iii) 15,000 shares of Common Stock issuable upon exercise of Series B Warrants.
 (7) Includes 6,000 shares of Common Stock issuable upon exercise of Stock options.
 (8) Includes: (i) 71,903 shares of Common Stock issuable upon exercise of Stock options; (ii) 3,334 shares of Common Stock issuable upon exercise of warrants; and (iii) 3,750 shares of Common Stock issuable upon exercise of Series B Warrants.
 (9) Includes: (i) 4,837 shares of Common Stock issuable upon exercise of Stock options; (ii) 6,667 shares of Common Stock issuable upon exercise of warrants; (iii) 11,667 shares of Common Stock owned by Mr. Hunt's spouse;
     (iv) 1,667 shares of Common Stock issuable upon exercise of warrants owned by his spouse; and (v) 3,750 shares of Common Stock issuable upon exercise of Series B Warrants. Mr. Hunt disclaims beneficial ownership of the shares owned by his spouse.
(10) Includes: (i) 6,838 shares of Common Stock issuable upon exercise of Stock options; (ii) 1,667 shares of Common Stock issuable upon exercise of warrants; and (iii) 7,500 shares of Common Stock issuable upon exercise of Series B Warrants.
(11) Includes 29,500 shares of Common Stock issuable upon exercise of Stock options.
(12) Includes: (i) 3,836 shares of Common Stock issuable upon exercise of Stock options; and (ii) 5,000 shares of Common Stock issuable upon exercise of warrants.
(13) Includes 19,084 shares of Common Stock issuable upon exercise of Stock options.
(14) Includes 4,170 shares of Common Stock issuable upon exercise of Stock options.
(15) Includes 5,170 shares of Common Stock issuable upon exercise of stock options.
(16) Mr. Morris' address is 100 Park Avenue, New York, NY 10017. Mr. Morris is a principal of J. & W. Seligman & Co., Inc. ("JWS"), an investment advisor. The shares above include 662,400 shares beneficially owned by JWS, which also includes 364,000 shares owned by Seligman Frontier Fund, Inc. (the "Fund"), an investment company under the Investment Company Act of 1940. JWS is an investment advisor to the Fund.
(17) JWS' address is 100 Park Avenue, New York, NY 10017. Includes 364,000 shares owned by the Fund, to which JWS is an investment advisor.
(18) Includes: (i) 325,650 shares of Common Stock issuable upon exercise of options; (ii) 65,002 shares of Common Stock issuable upon exercise of warrants; and (iii) 56,396 shares of Common Stock issuable upon exercise of Series B Warrants.

                PROPOSAL TO AMEND THE DIRECTOR STOCK OPTION PLAN

     On October 1, 1998, the Board of Directors adopted an amendment (the "Director Plan Amendment") to the Company's Director Stock Option Plan (the "Director Plan"). The Director Plan Amendment must be approved by holders of a majority of the Company's outstanding shares of common stock present at the Annual Meeting. The Director Plan Amendment provides (i) authorization for a special one time grant of options to eligible directors as of October 1, 1998 and (ii) a permanent change in the number of shares of Common Stock underlying future annual grants of options automatically granted under the Director Plan, effective with the April 1999 automatic grant date.

     On October 1, 1998, the Compensation and Stock Option Committee authorized the Director Plan Amendment, which provided for the grant of special options to eligible directors for the same number of shares automatically granted in April 1998. Options to purchase 6,842 shares of common stock were granted on such date. The exercise price of such options was the closing sale price of the common stock on October 1, 1998, which was $5.25 per share. The special grant of options is subject to the approval of the Director Plan Amendment. If the Director Plan Amendment is not approved by the Company's stockholders, such options will be canceled.

     In addition, the Director Plan Amendment provides for an increase in the number of shares underlying options pursuant to the automatic, non-discretionary annual grants of options in April of each year. The Director Plan Amendment will have the effect of doubling the number of shares of Common Stock underlying such grants. Assuming stockholder approval of the Director Plan Amendment, each year commencing April 1999, each Eligible Director would receive options to purchase 1,668 shares of Common Stock for service on the Board, options to purchase 668 shares for service on each permanent committee (other than the Executive Committee) and options to purchase 668 shares for service as a Committee Chairman (other than the Executive Committee). Eligible Directors who serve on the Executive Committee would receive options to purchase 1,668 shares, with additional options to purchase 1,668 shares for the Chairman of the Executive Committee. See "Compensation-Director Stock Option Plan" above for a description of the shares of common stock that Eligible Directors received prior to the adoption of the Director Plan Amendment.

     The Director Plan Amendment providing for the increase in the number of options granted would be effective with the annual grant of options as of April 27, 1999 and for future years. Options outstanding prior to October 1, 1998, the date the Compensation and Stock Option Committee approved the Director Plan Amendment, are not affected.

     The Compensation and Stock Option Committee commissioned a study of the compensation of outside directors of competitive and comparable companies. The study suggested that compensation paid to the Company's outside directors both in the form of cash (at that time none) and in stock was low compared to other similar companies. The Compensation and Stock Option Committee also determined that the number of shares underlying options granted to the Board of Directors was disproportionately low compared to the number of shares of Common Stock outstanding. The Board of Directors believes that there is a continuing need, and that it is in the best interests of the Company and its stockholders, to make stock related awards to directors so that the Company will be able to attract and retain highly qualified individuals. Accordingly, on October 1, 1998, it adopted the Director Plan Amendment authorizing an increase in the number of annual options granted.

     All other terms and conditions of the Director Plan will remain the same. A summary of the terms and conditions of the Director Plan is set forth in the Proxy Statement under the caption -- "Compensation -- Director Stock Option Plan."

     VOTE REQUIRED AND BOARD RECOMMENDATIONS. The adoption of the Director Plan Amendment requires the affirmative vote of a majority of the Company's outstanding shares of Common Stock present at the Annual Meeting. If the proposed Director Plan Amendment is approved by the stockholders, it will become effective retroactive to October 1, 1998, the date it was approved by the Compensation and Stock Option Committee. If the Director Plan Amendment is not approved, the Director Plan will not change and the options heretofore granted on October 1, 1998 and the increased options granted on April 27, 1999 will be canceled. The effect on an abstention or a broker non-vote is the same as that of a vote against the proposal.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE DIRECTOR PLAN AMENDMENT.

                              CERTAIN TRANSACTIONS

     JCD Partnership, a real estate holding and property management firm, of which C. David Finch, M.D., Jeffery Finch and Charles D. Finch, Sr. are the principals, owns the real property and improvements at the Company's dialysis facilities at Jackson, Mississippi and Delta, Louisiana. JCD Partnership leases the properties to the Company pursuant to ten year leases, in which the Company pays annual rent of $92,400 and $82,500, respectively. The Company paid $427,000 and $175,000 to JCD Partnership in connection with the leasehold improvements at each facility.

     C. David Finch, M.D. owed Dialysis Facilities, Inc. ("DFI") approximately $85,000 at the time of the Company's acquisition of DFI evidenced by a note. The note bears interest at the rate of 8% per annum and is payable upon demand by the Company. As of December 31, 1997 and 1998, approximately $85,000 in principal remained unpaid, together with accrued interest of $13,600 and $20,700 as of such dates, respectively.

     Milton J. Wallace, Chairman of the Board of Directors of the Company, is a shareholder of the law firm of Wallace, Bauman, Legon, Fodiman & Shannon, P.A. The law firm serves as general counsel to the Company. The firm received legal fees of $102,000 during 1998.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return of the Company's Common Stock from October 8, 1997 (the date that trading of the Common Stock commenced on the NASDAQ National Market System) to December 31, 1998 with
(a) the Standard and Poors 500 Stock Index; and (b) a Peer Group Index. The graph assumes that $100 was invested on October 8, 1997 in the Company's Common Stock, the S&P 500 Index and the Peer Group Index and that all dividends were reinvested. The Peer Group Index on the graph includes the Common Stock of Renal Care Group, Inc. and Total Renal Care Holdings, Inc., which the Company believes are the most comparable to the Company's operations within the dialysis industry.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS

               MEASUREMENT PERIOD                      RENEX           STANDARD &        PEER GROUP
             (FISCAL YEAR COVERED)                  CORPORATION        POORS 500           INDEX
                 OCTOBER 1997                          100.00            100.00            100.00
                 1997                                   65.62            102.87             90.68
                 1998                                   90.62            132.27            107.33

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The firm of Deloitte & Touche, LLP served as the Company's independent auditors for the years ended December 31, 1996, 1997 and 1998. Although the Board of Directors has not yet selected a firm to serve as auditors for the year ended December 31, 1999, it is expected that Deloitte & Touche, LLP will be retained by the Company for such audit. Representatives of Deloitte & Touche, LLP are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement, if they desire, and to respond to appropriate questions.

                                 OTHER MATTERS

     Management is not aware of any other matters which may come before the Annual Meeting and which require the vote of stockholders in addition to those matters indicated in the notice of meeting and this Proxy Statement. The Company's By-Laws contain provisions relating to notices of stockholder meetings which prohibit a stockholder from nominating a person for the Board of Directors or proposing certain acts relating to the Company's business without advance written notice to the Company. Such written notice must be given at least sixty
(60) days, but not more than ninety (90) days prior to the anniversary date of the last annual meeting of stockholders and must contain specific information about the nominee and the stockholder who makes such nomination or proposal. No nomination proposal was received by the Company for the Annual Meeting. If any other matter calling for stockholder action should properly come before the Annual Meeting or any adjournment thereof, those persons named as proxies in the enclosed proxy will vote in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

     Stockholders who wish a proposal to be included in the Company's proxy statement and form of proxy relating to the 2000 annual meeting must be received by the Company by no earlier than March 20, 2000 and not later than April 20, 2000 for inclusion on the Company's proxy statement related to that meeting. Such notice must include (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder,
(iii) the number of shares of common stock of the Company which are owned beneficially of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business and (v) a representation that such stockholder intends to appear in person or by proxy at the Annual Meeting to bring valid business before the meeting.

                                 ANNUAL REPORT

     A copy of the Company's 1998 Annual Report, including audited financial statements as of December 31, 1997 and 1998 and for each of the three (3) years ending December 31, 1998 are being mailed to all stockholders. Copies of the Annual Report on Form 10-KSB as filed with the Securities and Exchange Commission may be obtained by writing to James P. Shea, President/Chief Executive Officer, 201 Alhambra Circle, Suite 800, Coral Gables, Florida 33134.

                             COSTS OF SOLICITATION

     All expenses in connection with this solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers and other employees of the Company by telephone, telefax, in person or otherwise, without additional compensation. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Company's transfer agent for their reasonable out-of-pocket expenses in forwarding such materials. The Company further reserves the right to retain the services of a proxy solicitation form to solicit proxies and will pay all reasonable costs associated therewith.

                                                                           PROXY
                                  RENEX CORP.
        THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS FOR THE
           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 30, 1999

    The undersigned hereby appoints James P. Shea and Arthur G. Shapiro, or either of them, as proxies, with full individual power of substitution to represent the undersigned and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Regency Hotel, 50 Alhambra Plaza, Coral Gables, Florida on June 30, 1999 at 10:00 A.M., and any and all adjournments thereof, in the manner specified below:

1.ELECTION OF CLASS III DIRECTOR

  NOMINEES:

           Milton J. Wallace
           Arthur G. Shapiro, M.D.
           C. David Finch, M.D.

  [ ] For all nominees listed above
  [ ] Withhold authority to vote for the following:

--------------------------------------------------------------------------------
  [ ] Withhold authority to vote for all nominees

2. PROPOSAL TO AMEND THE COMPANY'S DIRECTOR EMPLOYEE STOCK OPTION PLAN.

               [ ] FOR          [ ] AGAINST           [ ] ABSTAIN

                           (Continued on other side)

                          (Continued from other side)

    THIS PROXY, WHEN PROPERLY EXECUTED, SHALL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL. Should any other matter requiring a vote of the stockholders arise, the persons named in the Proxy or their substitutes shall vote in accordance with their best judgment in the interest of the Company. The Board of Directors are not aware of any matter which is to be presented for action at the meeting other than the matters set forth herein.

                                              Dated:                      , 1999
                                                    ---------------------

                                              ----------------------------------
                                              Signature

                                              ----------------------------------
                                              Signature

                                              Please sign the Proxy exactly as
                                              name appears. When shares are held
                                              by joint tenants, both should
                                              sign. Executors, administrators,
                                              trustees or otherwise signing in a
                                              representative capacity should
                                              indicate the capacity in which
                                              signed.

 PLEASE VOTE, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.